                                                                    EXHIBIT 3.17

           MIDLAND GROCERY OF MICHIGAN, INC. ARTICLES OF INCORPORATION (Composite including all amendments and restatements through July 31, 2002)

FIRST:    The name of the corporation shall be MIDLAND GROCERY OF MICHIGAN, INC.

SECOND: The purpose or purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Michigan Business Corporation Act, and any amendments heretofore or hereafter made thereto.

THIRD: The maximum number of shares which the corporation is authorized to have issued and outstanding is five hundred (500), all of which shall be common shares without par value and each of which shall have an initial stated value of $5.00 per share to be allocated to stated capital.

FOURTH: The address of the registered office of the corporation is 601 Abbott Road, East Lansing, Michigan 48823. The name of the resident agent of the corporation at its registered address is CSC-Lawyers Incorporating Service (Company).

FIFTH: The name and address of the incorporator of the corporation is as follows: Thomas E. Maloney, 65 East State Street, Suite 2100, Columbus, Ohio 43215

SIXTH: Any action required or permitted by the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

SEVENTH: The board of directors may fix and determine, and vary, the amount of working capital of the corporation; determine whether any (and, if any, what part) of the surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders; and, without action by the shareholders, use and apply such surplus, or any part thereof, or such part of the stated capital of the corporation as is permitted under the laws of the State of Michigan, at any time or from time to time, in the purchase or acquisition of shares of any class, voting-trust certificates for shares, bonds, debentures, notes, scrip, warrants, obligations, evidence of indebtedness of the corporation, or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the board of directors shall deem expedient and without regard to any provisions which may hereafter be contained in the corporation's articles of incorporation with respect to the redemption of shares of any class at the option of the corporation.

EIGHTH: Every statute of the State of Michigan hereafter enacted whereby rights or privileges of shareholders of a corporation organized under the Michigan Business Corporation Act are increased, diminished, or any way affected, or whereby effect is given to any action authorized, ratified, or approved by less than all the shareholders of any such corporation, shall apply to the corporation and shall bind every shareholder to the same extent as if such statute had been in force at the date of the filing of these articles of incorporation.

NINTH: A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent, or otherwise. No transaction or contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer, or any firm of which any director or officer is a shareholder, director, or trustee, or any trust of which any director or officer is a trustee or beneficiary, is in any way interested in such transaction or contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction or contract or act of the corporation or for any gains or profits directly or indirectly realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder, director, or trustee, or any trust of which he is a trustee or beneficiary, is interested in such transaction or contract or act; provided the fact that such director or officer or such firm or corporation or such trust is so interested shall have been disclosed or shall have been known to the board of directors or such members thereof as shall be present at any meeting of the board of directors at which action upon such contract or transaction or act shall have been taken, and except that this sentence shall not relieve liability for:

          1. Any breach of the director's duty of loyalty to the corporation or its shareholders;

          2. Acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

          3. A violation of Section 551(1) of the Michigan Business Corporation Act;

          4. Any transaction from which the director derived an improper personal benefit; and

          5. Any acts or omissions occurring before the date this article is filed by the Michigan Department of Commerce.

          Any director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or take action in respect to any such contract or transaction or act, and may vote thereat to authorize, ratify, or approve any such contract or transaction or act, and any officer of the corporation may take any action within the scope of his authority respecting such contract or transaction or act with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a shareholder, director, or trustee, or any trust of which he is a trustee or beneficiary, were not interested in such transaction or contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause, or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, then notwithstanding any statute or rule of law or of equity to the contrary (if any there be), his good faith shall be presumed, in the absence of proof to the contrary by clear and convincing evidence.

TENTH: Notwithstanding any provision of any statute of the State of Michigan, now or hereafter in force, requiring for any purpose the vote, consent, waiver, or release of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, any action may be taken by the vote of the holders of the shares entitling them to exercise a majority of the voting power of the corporation, or of such class or classes, unless the proportion designated by such statute cannot be altered by these articles.

ELEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 551(1) of the Michigan General Corporation Law, (iv) for any transaction from which the director derived any improper personal benefit, or (v) for any act or omission occurring prior to the date when this provision becomes effective. If the Michigan General Corporation Law is amended after the filing of the Articles of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors of the corporation, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Michigan General Corporation Law, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

                                       3